Exhibit 10(f)

SYSTEM EXECUTIVE RETIREMENT PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment
Amendment No. 10

    THIS INSTRUMENT, executed this 7th day of May, 2026 and effective May 7, 2026, constitutes the Tenth Amendment of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the “Plan”).
    All capitalized terms used in this Amendment No. 10 shall have the meanings assigned to them in the Plan unless otherwise herein defined.
    Pursuant to Section 9.01 of the Plan and in accordance with the Resolutions of the Talent and Compensation Committee of the Board of Directors adopted at its meeting of May 7, 2026, the Plan is hereby being amended to memorialize (i) certain provisions applicable to Participants in the Plan, other than Marcus V. Brown, who as of May 7, 2026 have not Retired From Service or Separated from Service (the “Appendix F Participants”), including a provision whereby the Appendix F Participants’ respective benefit under the Plan shall not increase or decrease in respect of service or other circumstances after November 30, 2026, except as otherwise expressly provided below, and (ii) a provision whereby a certain Participant in the Plan, Andrew S. Marsh, shall not be required to obtain the prior written consent of his Employer on or after the date he attains the age of sixty (60) in order to retire and become entitled to receive an Early Retirement Benefit under Section 2.03.
Accordingly:
(i)Benefit Freeze
    The Plan is amended by adding an Appendix F at the end thereof to read in its entirety as set out below in this clause (i):
APPENDIX F
BENEFIT FREEZE
Notwithstanding any other provisions of the Plan (including without limitation Article II and Section 7.03) to the extent otherwise inconsistent herewith and subject to the further provisions of this Appendix
F, the following provisions apply to the benefit of Appendix F Participants under the Plan in respect of any Retirement, Separation from Service, or termination of employment with the Employer by reason of death, in each case after November 30, 2026 (an “Appendix F Covered Termination”):
1.The lump-sum cash amount payable under the Plan, if any, other than any amount payable to an Appendix F Participant’s surviving spouse under Article IV of the Plan as applicable (which is addressed in Paragraph 2, below), shall be the amount the Appendix F Participant would have been paid under the Plan if the Appendix F Participant had Retired from Service or Separated from Service on November 30, 2026 and had an Income Payment Date of December 1, 2026 (the “Appendix F Benefit Amount”), which amount shall not be subject to increase or decrease except as provided in Section 3.03 of the Plan. An Appendix F Participant’s entitlement to the Appendix

F Benefit Amount shall remain subject to the other applicable provisions of the Plan, including without limitation Section 2.05(b) of the Plan and the forfeiture provisions of Article VI of the Plan and Section 7.02 of the Plan.
2.For purposes of determining any amount payable under Article IV of the Plan (i.e., in the event that an Appendix F Participant shall separate from service by reason of death and be survived by a Surviving Spouse (such amount, the “Appendix F Death Benefit”)), the Appendix F Participant shall be deemed for purposes of Section 4.01(a) to have separated from service on November 30, 2026, survived to the Appendix F Participant’s Normal Retirement Date, Retired on the Appendix F Participant’s Normal Retirement Date, with Final Average Monthly Compensation and Years of Service calculated for all purposes (including actuarial assumptions) as if the Appendix F Participant’s Normal Retirement Date had been November 30, 2026, been entitled to a 50% joint and survivor annuity form of payment under the Plan, and then died immediately thereafter. The Appendix F Death Benefit (if any) shall not be subject to increase or decrease. The entitlement of the Appendix F Participant’s Surviving Spouse, if any, to the Appendix F Death Benefit shall remain subject to the other applicable provisions of the Plan.
3.Except as provided in the foregoing two paragraphs, no benefit shall be payable to an Appendix F Participant or an Appendix F Participant’s surviving spouse or Beneficiary under the Plan in respect of an Appendix F Covered Termination.
4.To the extent Entergy Corporation funds the Trust for Deferred Payments of Entergy Corporation and Subsidiaries or any other trust established by Entergy Corporation with all or a portion of the amounts that would be due to an Appendix F Participant under the Plan as modified by this Appendix F in respect of the Appendix F Participant, then such trust deposits (and any earnings thereon) shall apply toward any funding obligation under Section 5.03 of the Plan to the extent applicable.
(ii)Andrew S. Marsh Permission to Retire
(a)Section 1.10 of the Plan (definition of “Early Retirement Date”) is amended and restated in its entirety to read as follows:
“Early Retirement Date” shall mean the date on which a Participant, who has attained age fifty-five (55) and ten (10) Years of Service, elects to Retire from Service with the prior written consent of his Employer (which consent may be freely withheld), provided that such date precedes the Participant’s Normal Retirement Date and provided further that, in the case of Andrew S. Marsh, no such prior written Employer consent shall be required on or after the date Mr. Marsh attains the age of sixty (60).”
(b)Section 6.01(a) of the Plan (certain provisions relating to forfeitures) is amended and restated in its entirety to read as follows:
“(a)    Participant, without his Employer’s prior written consent (which consent may be freely withheld), resigns his System employment (other than for the purpose of transferring to another System Company) prior to his attainment of age sixty-five (65) or, in the case of Andrew S. Marsh, prior to his attaining the age of sixty (60); or”

    IN WITNESS WHEREOF, the Talent and Compensation Committee has caused this Amendment No. 10 to the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) to be executed by its duly authorized representative on the date first set forth above.

ENTERGY CORPORATION
TALENT AND COMPENSATION COMMITTEE
through the undersigned authorized representative

/s/ Kathryn Collins___________________________
KATHRYN COLLINS
Senior Vice President, HR and
Chief Human Resources Officer